    Exhibit 10.55
Exhibit B - Trust Agreement (Nonqualified Trust)

This Trust Agreement, dated as of January 20, 2023 (“Effective Date”), which is a restatement of the existing trust agreement between the Sponsor (as defined below) and Vanguard Fiduciary Trust Company dated October 23, 2015, is between The TJX Companies, Inc., a Delaware corporation, having an office at 770 Cochituate Road, Framingham, Massachusetts 01701 (“Sponsor”), and Fidelity Management Trust Company, a Massachusetts trust company, having an office at 245 Summer Street, Boston, Massachusetts 02210 (“Trustee”).

1.Overview; Roles. Sponsor is the sponsor of the TJX Companies, Inc. Executive Savings Plan (the “Plan”), for which it has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan. The term “Sponsor” shall also refer to any successor to all or substantially all of Sponsor’s businesses which, by agreement, operation of law or otherwise, assumes the responsibility of Sponsor hereunder.

By entering into this trust agreement, which includes any Schedules, Exhibits and Attachments hereto, as the same may be amended and in effect from time to time (the “Trust Agreement”), Sponsor wishes to continue a trust (the “Trust”), replace the prior trustee with the Trustee as successor trustee and to contribute to the Trust assets that shall be held therein, subject to the claims of Sponsor's creditors in the event of Sponsor's Insolvency, until paid to Participants and their Beneficiaries in such manner and at such times as specified in the Plan.

Sponsor intends to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan.

Trustee is willing to (i) hold and invest the aforesaid assets in trust among several investment options selected by Sponsor, and (ii) perform the services described herein on the terms and conditions hereof.

The Parties intend that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.

Sponsor also wishes to have an affiliate of Trustee perform certain ministerial recordkeeping and related functions with respect to the Plan pursuant to a separate Main Services Agreement (the “MSA”).

Each capitalized term in this Trust Agreement has the meaning ascribed to such term under the MSA unless specifically defined otherwise herein or in the event the context clearly indicates otherwise.

2.Trust.
a.Establishment. The Trust shall consist of (i) an initial contribution of money or other property acceptable to Trustee in its sole discretion made by Sponsor or transferred from a previous trustee, (ii) such additional sums of money as shall from time to time be delivered to Trustee, (iii) all investments made therewith and proceeds thereof, and (iv) all earnings and profits thereon, less payments made by Trustee as provided herein, without distinction between principal and income. Trustee accepts the Trust and shall be accountable for the assets received by it, subject to the terms and conditions of this Trust Agreement. The term “Trustee” shall also refer to any successor to all or substantially all of the Trustee’s trust business and any successor trustee appointed pursuant to the provisions of Resignation or Removal of Trustee.

b.Nature of Trust. The Trust hereby established is revocable by Sponsor. The Trust shall become irrevocable upon a Change of Control, as defined in the Plan, as to all amounts held in Trust as of the Change of Control and all amounts contributed in trust thereafter, and earnings on such amounts. Trustee shall have no duty to inquire whether a Change of Control has occurred and may in all events rely on Sponsor to provide notice thereof. Sponsor shall notify Trustee in writing as soon as practicable upon the occurrence of a Change of Control. Prior to a Change of Control the Trust may be revoked by Sponsor at any time by a writing delivered to Trustee. Upon such revocation, all amounts held in the Trust shall be paid to Sponsor, or to a third party at the direction of Sponsor. The Trust is intended to be a grantor trust, of which Sponsor is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

c.Trust Assets. The principal of the Trust and any earnings thereon, which are not returned to Sponsor in accordance with the specific provisions of this Trust Agreement or used to defray the expenses of the Trust, shall be held separate and apart from other funds of Sponsor and shall be used exclusively for the uses and purposes of Participants and general creditors as herein set forth. Participants and their Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Participants and their Beneficiaries against Sponsor. Any assets held by the Trust will be subject to the claims of Sponsor’s general creditors under federal and state law in the event of Insolvency. For federal tax purposes, Sponsor is the owner of the Trust assets.

3.Certain Payments.
a.Non-Assignment. Benefit payments to Participants and their Beneficiaries under this Trust may not be anticipated, assigned (at law or in equity), alienated, pledged, encumbered, or subjected to attachment, garnishment, levy, execution, or other legal or equitable process. Notwithstanding anything in this Trust Agreement to the contrary, Sponsor can direct Trustee to disburse monies pursuant to a DRO in accordance with the provisions hereof.

b.Payments to Sponsor.
i.Except as provided under this Trust Agreement or unless the entire Trust is revoked, Sponsor shall have no right to retain or divert to others any Trust assets before all payments of benefits have been made to Participants pursuant to the terms of the Plan.

ii.In the event there are any forfeitures that are not payable to any Participants or Beneficiaries, including but not limited to forfeitures that result from a Participant’s failure to meet the Plan’s vesting schedule upon termination of employment (“Qualified Forfeitures”), and the total dollar value of the Trust’s assets exceed the total dollar value of the Plan benefits payable to all Participants and Beneficiaries as reflected on the Plan’s participant account recordkeeping system on any business day (“Excess Assets”), the dollar value of the Qualified Forfeitures on the determination date (which must be a business day) that are also Excess Assets on the same determination date shall be considered Excess Qualified Forfeitures. Sponsor shall have the right to direct Trustee to return these Excess Qualified Forfeitures to Sponsor or to use these Excess Qualified Forfeitures to offset credits due or expenses incurred under the Plan. Sponsor must provide such direction to Trustee in writing.

iii.In the event Sponsor makes payments to satisfy any applicable federal, state and local income tax withholding and/or federal payroll withholding requirements related to benefits provided in the Plan, Sponsor may request reimbursement for such payments from the Trust by submitting a written request, in a form and manner acceptable to Trustee.

iv.In the event Sponsor chooses to make payment of benefits directly to Participants or Beneficiaries, Sponsor may request reimbursement from the Trust by submitting a written request, in a form and manner acceptable to Trustee, which may include, but not be limited to, a statement that payments have been made to the Participants or Beneficiaries.

4.Investment of Trust. Trustee shall be responsible for providing services under this Trust Agreement solely with respect to those investment options set forth in Attachment A to the DC Terms Schedule, which have been designated by Sponsor in its sole discretion, as the same may be amended from time to time; provided that Sponsor provides advance written notice to Trustee of any changes to such investment options and Trustee shall not, absent its written consent, be required to provide services with respect to other investment options that Sponsor seeks to add to the Trust. All obligations of Trustee hereunder (including all services to be performed by Trustee) shall be performed solely with respect to the investment options set forth herein, and no other investments that may be held under a separate trust or insurance product with respect to the Plan shall be considered by Trustee in its performance of such obligations. Sponsor shall direct Trustee as to how to invest the Trust assets. In order to provide for the accumulation of assets comparable to the contractual liabilities accruing under the Plan, Sponsor may direct Trustee in writing to invest the assets held in the Trust to correspond to the Participants’ notional investment directions under the Plan, and that to the extent specified by Sponsor, and subject to a change by Sponsor in or revocation by Sponsor of such specifications and directions at any time, Trustee shall accomplish such conforming investments by following “deemed investment directions” communicated to Trustee by Participants as hereinafter provided. Any such deemed investment direction by Participants shall be transmitted directly by Participants to Fidelity Workplace Services LLC, the recordkeeper of the Plan, via the web, in writing or by telephone in accordance with rules and procedures that are established by the recordkeeper and communicated to and approved by Sponsor, and the recordkeeper shall transmit such deemed investment direction to Trustee.

5.Sponsor Direction; Trustee Powers. Sponsor hereby directs Trustee to exercise the following powers and authority in Trustee's role as directed trustee as necessary to carry out its responsibilities under this Trust Agreement:
a.Hold assets of any kind, subject to Trustee acceptance (other than securities or obligations of Sponsor or any affiliate of Sponsor), including shares of any registered investment company.

b.Subject to the ongoing direction of Sponsor (as described herein), sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction.

c.Cause securities or other property held as part of the Trust to be (i) registered in Trustee's own name, in the name of one or more of its nominees, or in Trustee's account with the Depository Trust Company of New York, or (ii) held in bearer form, but the books and records of Trustee shall at all times show that all such investments are part of the Trust.

d.Invest and reinvest assets of the Trust (including accumulated income) as directed by Sponsor, including among the investment options set forth in Attachment A to the DC Terms Schedule, which have been designated by Sponsor in its sole discretion.

e.Keep that portion of the Trust in cash or cash balances for the ordinary administration and for the disbursement of funds, as the Administrator may from time to time deem to be in the best interest of the Trust.

f.Make, execute, acknowledge, and deliver any and all documents of transfer or conveyance in order to carry out the powers herein granted.

g.Borrow funds from a bank not affiliated with Trustee in order to provide sufficient liquidity to process Plan transactions in a timely fashion where Sponsor or Named Fiduciary directs that investments requiring such liquidity be held in the Trust; provided that the cost of such borrowing shall be allocated in a reasonable fashion to the investment fund(s) in need of liquidity. Sponsor acknowledges that it has received the disclosure on Trustee’s line of credit program and credit allocation policy prior to executing this Trust Agreement if applicable.

h.Invest in deposit products of a bank or similar financial institution, subject to the rules and regulations governing such deposits, and without regard to the amount of such deposit, as directed by Sponsor.

i.In accordance with this paragraph, (i) settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust, (ii) commence or defend suits or legal or administrative proceedings, (iii) represent the Trust in all suits and legal and administrative hearings, and (iv) pay all reasonable expenses arising from any such action from the Trust if not paid by Sponsor. Trustee shall take action on behalf of the Trust with respect to any claim or dispute relating to the Trust only upon the written Direction of the relevant fiduciary (which, for this purpose, shall be the fiduciary designated in writing by Sponsor for such purpose, and in the absence of such designation, shall be the Sponsor). In the absence of such a Direction, Trustee shall have (i) no authority to take action with respect to such claim or dispute even as to ministerial, nondiscretionary acts (for example, without limitation, the execution and delivery on behalf of the Trust of forms, pleadings, agreements, or other documents in connection with (A) the commencement, prosecution, or defense of a claim or dispute in litigation, arbitration, or other proceedings, (B) the settlement or compromise of a claim or dispute, or (C) the joining or opting out from a class action), (ii) no duty to request that Sponsor provide a Direction or to question any Direction of Sponsor in connection with any such claim or dispute, and (iii) no duty to act upon, consider, or respond to demands by Participants or anyone other than the Sponsor in connection with any claim or dispute.

j.Employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Trust Agreement and pay their reasonable expenses and compensation from the Trust if not paid by Sponsor.

k.Make distributions in accordance with the provisions of this Trust Agreement.

l.Vote, tender, or exercise any right appurtenant to any stock or securities held in the Trust as directed by Sponsor and in accordance with the provisions of this Trust Agreement.

m.Consent to and participate in any plan for the liquidation, reorganization, consolidation, merger or any similar action of any corporation, any security of which is held in the Trust, as directed by Sponsor.

n.Do all other acts, although not specifically mentioned herein, as Trustee may deem necessary to carry out any of the foregoing Directions or responsibilities under this Trust Agreement seeking further Direction or instruction from Sponsor or other appropriate fiduciary where, and to the extent, Trustee is required as a directed trustee to do so.

Assets held in the Trust shall not be invested in securities or obligations issued by Sponsor or any affiliate of Sponsor (other than a de minimis amount held in common investment vehicles in which Trustee invests) unless otherwise directed by the Sponsor.

Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

6.Services to Be Performed.
a.Accounts. Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Trust as of each Reporting Date. Subject to the Audits and Assessments section, all such books and records shall be open to inspection and audit by Sponsor. Within 30 days following each Reporting Date or within 60 days in the case of a Reporting Date caused by the resignation or removal of Trustee, or the termination of this Trust Agreement, Trustee shall file with the Administrator a written account setting forth (i) all investments, receipts, disbursements, and other transactions effected by Trustee between the Reporting Date and the prior Reporting Date, and (ii) the value of the Trust as of the Reporting Date. Except as otherwise required under applicable law, upon the expiration of 6 months from the date of filing such account, Trustee shall have no liability or further accountability with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which a written objection shall have been filed with Trustee within such 6-month period. Notwithstanding the foregoing, regardless of whether a written objection is filed with the Trustee within such 6-month period, the Trustee shall not be released from liability or accountability for any item, matter, or thing that (i) could not have been discovered by a reasonably diligent review of the accounting, or (ii) is attributable to the Trustee’s fraud, criminal violation, or willful misconduct. Trustee shall not be responsible to monitor, recommend or compel Sponsor to make contributions to the Trust on behalf of any Participant, nor shall Trustee have any duty to question the directions of Sponsor regarding the designation of the type of contribution or determine whether such type is appropriate.

b.Standard of Care. Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

7.Expenses. All reasonable expenses of Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the Trust assets.

8.Resignation or Removal of Trustee.
a.Duration. This Trust shall continue in effect without limit as to time, subject, however, to the provisions hereof relating to amendment, modification, and termination of this Trust Agreement.

b.Resignation and Removal. Trustee may resign, and Sponsor may remove Trustee, in either case by terminating this Trust Agreement upon at least 180 days’ prior written notice to the other; provided, however, that the receiving party may agree, in writing, to a shorter notice period. If, by the termination date, Sponsor has not notified Trustee in writing as to the individual or entity to which the assets and cash are to be transferred and delivered, Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. Sponsor shall reimburse Trustee for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

c.Successor Trustee. Any successor to Trustee, either through sale or transfer of the business or trust department of Trustee, or through reorganization, consolidation, or merger, or any similar transaction of Trustee, shall, upon consummation of the transaction, become the successor trustee under this Trust Agreement.

9.Insolvency of Sponsor. Trustee shall cease disbursing funds for benefit payments to Participants if it becomes aware that Sponsor is Insolvent. At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of Sponsor under federal and state law as set forth below. The board of directors and the chief executive officer of Sponsor (or if the chief executive officer of Sponsor shall have delegated the responsibility to the chief financial officer of the Sponsor, the chief financial officer) shall have the duty to inform Trustee in writing of Sponsor's Insolvency. If a person claiming to be a creditor of Sponsor alleges in writing to Trustee that Sponsor has become Insolvent, Trustee shall determine whether Sponsor is Insolvent and, pending such determination, Trustee shall discontinue disbursements for payment of benefits to Participants. Unless Trustee has actual knowledge of Sponsor's Insolvency, or has received notice from Sponsor or a person claiming to be a creditor alleging that Sponsor is Insolvent, Trustee shall have no duty to inquire whether Sponsor is Insolvent. Trustee may in all events rely on such evidence concerning Sponsor's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Sponsor's solvency.

If at any time Trustee has determined that Sponsor is Insolvent, Trustee shall discontinue disbursements for payments to Participants and shall hold the assets of the Trust for the benefit of Sponsor's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants to pursue their rights as general creditors of Sponsor with respect to benefits due under the Plan or otherwise. Trustee shall resume disbursing benefit payments to Participants in accordance with this Trust Agreement only after Trustee has determined that Sponsor is not Insolvent (or is no longer Insolvent).

Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to the above and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Participants by Sponsor in lieu of the payments provided for hereunder during any such period of discontinuance.

10.Inclusion of Additional Terms. Both Trustee and Sponsor agree to the Sections of the MSA pertinent to the Plan that are (i) under the headings of “Directions”, “Fees”, “Confidentiality”, “Data Conditions”, “Electronic Services”, “Disabling Codes”, “Intellectual Property”, “Audits and Assessments”, “Indemnification”, “Warranties”, “General Compliance”, “Disputes”, “Modifications” “Mutuality of Drafting”, “Fidelity Not Insurer, Guarantor”, “Duty to Mitigate”, “No Waiver”, “Relationship of Parties”, “Notice”, “Severability”, “Entire Agreement”, “Taxes”, “Rules of Construction; Conflicts”, “Survival”, and “Force Majeure” in the body of the MSA, or (ii) included in the DC Terms Schedule to the MSA, as though such provisions were contained in this Trust Agreement, mutatis mutandis (including, without limitation, revising where appropriate references to “Fidelity” to refer to “Trustee”, references to “Client” to refer to “Sponsor”, and references to the MSA to refer to this Trust Agreement) except to the extent this Trust Agreement clearly provides otherwise. For purposes of clarity, where a particular provision (i) assigns to Fidelity a general obligation (such as the duty to protect Client’s Confidential Information), or (ii) limits or disclaims responsibility on the part of Fidelity, such duty, limitation or disclaimer shall be similarly applied to Trustee whereas the inclusion of any provision describing Fidelity’s responsibility for performing a particular service under the MSA should not be read as imposing a duplicative requirement that Trustee provide, or be responsible for, that same service. Similarly, duties and responsibilities assigned or reserved to Client under such sections shall be deemed to apply to Sponsor hereunder.

11.Situs of Trust Assets. No assets of the Trust shall be located or transferred outside of the United States.

12.Governing Law/Document. This Trust Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, and effect of this Trust Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts (without regard to its conflicts-of-laws or choice-of-law provisions). Trustee is not a party to the Plan.

13.Electronic Signatures. In the event the Parties have agreed to utilize an electronic signature process, each Party represents that its electronic signature below is intended to authenticate this writing and to have the same force and effect as a manual signature.

14.Counterparts. This Trust Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement binding on the Parties.

15.Amendment or Termination.
a.This Trust Agreement may be amended by a written instrument executed by Trustee and Sponsor; provided, that following a Change of Control (as defined in the Plan) the provisions of this Section 15 may not be amended. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or make the Trust revocable after it has become irrevocable in accordance with Section 2(b) hereof.

b.The Trust shall not terminate until the date on which Participants and Beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan, unless sooner revoked in accordance with subsection 2(b) hereof. Upon termination of the Trust any assets remaining in the Trust shall be returned to Sponsor.

c.Upon written approval of Participants or Beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Sponsor may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Company.

d.Nothing in this Section 15 should be construed to override Trustee’s right to resign as Trustee pursuant to Section 8 b. above.

By signing below, the parties agree to the terms of this Trust Agreement and the undersigned represent that they are authorized to execute this Trust Agreement on behalf of the respective parties.

The TJX Companies, Inc.	Fidelity Management Trust Company

By: /s/ Erica Farrell	By: /s/ Kristina M. Deary

Name: Erica Farrell	Name: Kristina M. Deary
Title: SVP, Treasurer, The TJX Companies, Inc.	Title: SVP, Relationship Management
Authorized Representative of The TJX Companies, Inc. ERISA Committee

Date: 1/20/2023	Date: 1/20/2023